Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

2550 HANOVER STREET

PALO ALTO, CA 94304

(650) 251-5000

FACSIMILE: (650) 251-5002

December 3, 2010

CB Richard Ellis Services, Inc.

11150 Santa Monica Boulevard

Suite 1600

Los Angeles, CA 90025

Ladies and Gentlemen:

We have acted as United States counsel to CB Richard Ellis Group, Inc., a Delaware corporation (the “Parent”), CB Richard Ellis Services, Inc., a Delaware corporation and subsidiary of the Parent (the “Company”), and the subsidiaries of the Company named on Schedule I hereto (together with the Parent, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $350,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (collectively, the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of October 8, 2010 (as supplemented on November 10, 2010, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be offered by the Company in exchange for $350,000,000 aggregate principal amount of its outstanding 6.625% Senior Notes due 2020 and the related guarantees.

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We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (i) CB/TCC Global Holdings Limited is validly existing and in good standing under the law of England and Wales and has duly authorized, executed and delivered the Indenture in accordance with its Memorandum of Association and Articles of Association and the law of England and Wales, (ii) CB/TCC Global Holdings Limited has duly authorized, executed and issued its Guarantee, (iii) the execution, delivery and performance by CB/TCC Global Holdings Limited of the Indenture and the execution, issuance and performance of its Guarantee do not and will not violate the law of England and Wales or any other applicable laws (except that no such assumption is made

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with respect to the federal laws of the United States and the law of the State of New York), and (iv) the execution, delivery and performance by CB/TCC Global Holdings Limited of the Indenture and the issuance of its Guarantee do not and will not constitute a breach or violation of any agreement or instrument that is binding upon CB/TCC Global Holdings Limited.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion as to the validity, legally binding effect or enforceability of Section 11.14 of the Indenture relating to severability of provisions.

We have relied upon, insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of (i) the State of Nevada, the opinion of

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Holland & Hart LLP, counsel to CBRE/LJM-Nevada, Inc., (ii) the State of Texas, the opinion of Winstead PC, counsel to CBRE Capital Markets, Inc. and CBRE Capital Markets of Texas, LP, (iii) the State of Wisconsin, the opinion of Quarles & Brady LLP, counsel to The Polacheck Company, Inc. and (iv) England and Wales, the opinion of Wragge & Co. LLP, counsel to CB/TCC Global Holdings Limited, in each case, dated the date hereof and being delivered concurrently herewith.

We do not express any opinion herein concerning any law other than (i) the federal law of the United States, (ii) the California General Corporation Law, (iii) the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Delaware Revised Uniform Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), (iv) the law of the State of New York, and (v) to the extent set forth herein, the law of the State of Nevada, the law of the State of Texas and the law of the State of Wisconsin.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

SUBSIDIARY GUARANTORS

Name of Subsidiary Guarantor	Form of Entity and State or Other Jurisdiction of Incorporation or Organization

1. CB HoldCo, Inc.	Delaware corporation

2. CB Richard Ellis, Inc.	Delaware corporation

3. CB Richard Ellis Investors, Inc.	California corporation

4. CB Richard Ellis Investors, L.L.C.	Delaware limited liability company

5. CB/TCC Global Holdings Limited	Private limited company incorporated under the laws of England and Wales

6. CB/TCC Holdings LLC	Delaware limited liability company

7. CB/TCC, LLC	Delaware limited liability company

8. CBRE Capital Markets, Inc.	Texas corporation

9. CBRE Capital Markets of Texas, LP	Texas limited partnership

10. CBRE Government Services, LLC	Delaware limited liability company

11. CBRE Loan Services, Inc.	Delaware corporation

12. CBRE-Profi Acquisition Corp.	Delaware corporation

13. CBRE Technical Services, LLC	Delaware limited liability company

14. CBRE/LJM Mortgage Company, L.L.C.	Delaware limited liability company

15. CBRE/LJM-Nevada, Inc.	Nevada corporation

16. HoldPar A	Delaware general partnership

17. HoldPar B	Delaware general partnership

18. Insignia/ESG Capital Corporation	Delaware corporation

19. TC Houston, Inc.	Delaware corporation

20. TCCT Real Estate, Inc.	Delaware corporation

21. TCDFW, Inc.	Delaware corporation

22. The Polacheck Company, Inc.	Wisconsin corporation

23. Trammell Crow Company	Delaware corporation

24. Trammell Crow Development & Investment, Inc.	Delaware corporation

25. Trammell Crow Services, Inc.	Delaware corporation

26. Vincent F. Martin, Jr., Inc.	California corporation

27. Westmark Real Estate Acquisition Partnership, L.P.	Delaware limited partnership